Exhibit 99.1

To:           All employees
From:       Sean Menke
Re:           A message from Sean – restructuring progress

It’s fair to say there have been a number of twists and turns since announcing our turnaround plan in December, which is why I’ve repeatedly said the situation remains fluid. With so many moving components, many of them outside of our direct control, progress is hard to predict. And for those not directly involved in the discussions I realize it’s also hard to keep track of the moving pieces.

My last two messages were specific updates about the revised EDC and United agreements, so today I want to provide a more general update on where we are at this point as we move closer to the end of February.

I know the biggest thing on everybody’s mind is the status of our organizational restructuring plan. Essentially, the officer team has completed the changes in their respective organizations. There are a couple of organizations with a few outstanding items to be finalized, but those will be completed in the next couple of days. Also, our SOCs will require additional time to complete their planning.

Any additional organizational restructuring beyond this would be determined by any fleet, network or significant business changes that may come out of the ongoing discussions with our partners.

Speaking of partner discussions, our focus right now is working with United on a possible long-term arrangement. As I mentioned in my earlier update, both our Q400 and Saab agreements with United were not performing well financially prior to the interim agreement. If we aren’t able to permanently improve the economics of those contracts we won’t be able to justify continuing those operations.

Our other focus area is working with our labor unions on the necessary contract concessions to get our employee costs more in line with our business model. We’re making progress with ALPA leadership on resolving the pilot integrated seniority list issues I explained earlier. However, we aren’t in agreement on pay concessions right now. As I’ve mentioned previously, for our business plan to work we need the pay cuts to be permanent. Similar to the United agreement, a temporary reprieve doesn’t fix our long-term financial issues.

Something I’m starting to sense through comments I’ve received from employees is a feeling that we’re somehow out of the woods. It’s important for everybody to understand that while we’ve made some progress, the challenges requiring us to initiate the restructuring plan still remain. We still have work to do to reduce our costs and we still have work to do to make our partner agreements profitable. Unless we have long-term agreements in place, the best way for us to improve our financial performance and ensure a viable future for our company may still be the court-supervised Chapter 11 process I explained earlier.

While our challenges are significant, the underlying issues we face aren’t unique to Pinnacle. The regional airline industry overall is facing tremendous pressure as the factors shaping our business continue to change. Last week there was an article in Aviation Week with the headline, “Collapse Of The U.S. Regional Airline Industry Is A Real Concern." The article details how mainline carriers, responding to the soft economy and rising fuel prices, continue to reduce network capacity and focus more attention on cutting costs. These moves have put even more strain on regional partners like Pinnacle.

According to the article, regional airline “…feeder contracts used to be lucrative, with the majors assuming most of the risk while providing nearly double-digit margins for a slew of regional companies.” However, as the article goes on to explain, “[t]hose days are long gone, as mainline operators rein in costs, restructure the loosely written capacity purchase agreements and stringently enforce every condition of the new contracts.”

I encourage you to read the full article linked here: (Aviation Week, Darren Shannon http://bit.ly/wGhweT)

What we’re going through now is not only a response to our own near-term challenges, but it’s also an attempt to remain relevant and be able to compete long-term in an increasingly competitive and rapidly changing industry.

I can’t predict what happens next, other than the promise of more twists and turns. I’ll continue to provide updates on the progress as I can.

Best,

Sean